Exhibit 99.1

Credence Completes Acquisition of Optonics

Wednesday January 22, 9:03 pm ET

FREMONT, Calif., Jan. 22 /PRNewswire-FirstCall/ — Credence Systems Corporation (Nasdaq: CMOS—News), a leading provider of solutions from design-to-production test for the worldwide semiconductor industry, today announced it has completed the previously announced acquisition of Optonics, Inc., a leading technology supplier of integrated solutions for emission-based optical diagnostics and failure analysis, for approximately $19 million. The acquisition was an all-stock transaction pursuant to which Credence issued approximately 1.9 million shares of its common stock for all of the issued and outstanding shares of Optonics as well as options to purchase an additional 100,000 shares of Credence stock. The purchase will be accounted for in the first fiscal quarter of 2003. Optonics will become a wholly-owned subsidiary of Credence, known as “Optonics, Inc., A Credence Company.”

“With design verification now requiring almost half the total time expended on integrated circuit (IC) design, the role of debug and validation has become much more significant to semiconductor companies,” said Dr. Graham Siddall, Credence’s chairman and chief executive officer. “We are focused on meeting the challenges in this area by providing an integrated test solution that will enable sophisticated devices to move into volume production faster and at a lower overall cost. By combining Optonics’ technology with Credence’s IMS systems, we believe we can significantly improve our customers’ profitability by dramatically shortening their design cycles and accelerating new product introductions.”

“Today’s increasingly sophisticated IC designs and advanced process technologies have resulted in the demand for accurate visibility into device behavior at the critical node level,” said Dr. Israel Niv, Optonics’ president and chief executive officer. “The EmiScope’s(TM) emission-based diagnostic technology delivers fast transistor level measurement for accurate analysis of complex multi-layer devices in today’s flip chip package designs. The addition of Optonics allows Credence to offer an engineering validation test, design verification and diagnostics systems portfolio that accelerates failure analysis resolution and solidifies our leadership in this test space.”

About EmiScope

Optonics’ EmiScope provides product developers transistor-level visibility to timing information for flip-chip packages and complex multi-metal layer designs. A non-invasive, passive optical diagnostic platform for design debug and failure analysis, Optonics’ EmiScope delivers multi-GHz bandwidth and picosecond accuracy. Optonics’ EmiScope acquisition and data processing capabilities dramatically eases the difficult and time-consuming process of gathering timing data and finding faulty areas of ICs targeted for semiconductor technology edge.

About Credence

Credence Systems Corporation is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence also provides test program development and debug software and engineering validation test solutions that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the Company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release may contain statements that are forward-looking and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, cyclicality and downturns in the semiconductor industry, which the Company is experiencing, rapid technological change in the ATE market, the Company’s ability to successfully integrate acquisitions, economic instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence and the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures). Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

NOTE: Credence is a registered trademark, and Credence Systems, EmiScope, and Optonics are trademarks, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Contact: Judy Dale, Director, Marketing Communications of Credence Systems Corporation, +1-510-492-3118, or fax, +1-510-623-2524, or judy_dale@credence.com; or Patricia MacLeod, Sr. Account Executive, Public Relations of e21 Corp, +1-510-226-6780, ext. 205, or fax, +1-510-226-9902, or patricia_macleod@e21corp.com, for Credence Systems Corporation.